SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The MONY Group Inc. sent the following letter, dated January 23, 2004, from Mr. Michael I. Roth, MONY’s Chairman and Chief Executive Officer, to its stockholders.

The MONY Group Inc. 1740 Broadway New York, NY 10019 www.mony.com
Michael I. Roth Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT

January 23, 2004

DEAR FELLOW STOCKHOLDER:

As you know, The MONY Group has agreed to be acquired by AXA Financial, Inc. in a merger which, if completed, will pay you $31.00 in cash for each of your MONY shares. The $31.00 per share merger consideration represents a 25.3% premium to MONY’s average closing stock price over the one year period ending on the date of the merger’s announcement. Further, the $31.00 per share merger consideration represents a return of approximately 32% over the price per share at MONY’s IPO in 1998.

In order for you to receive the $31.00 in cash for each of your MONY shares, among other conditions, MONY stockholders must approve the merger at our February 24, 2004 special meeting. Regardless of the number of MONY shares you own, please take a moment now to sign, date and mail your enclosed WHITE proxy card voting “FOR” our Merger Agreement with AXA Financial. Remember, failure to vote or an abstention will have the same effect as a vote “against.”

A handful of “hedge fund” investors were hoping for a better offer and have expressed their disappointment with the merger price. In fact, one investor recently sent a letter to some of our stockholders criticizing the merger. However, unlike your Board of Directors, these investors have no legal obligation to look out for your interests. We believe the criticism voiced by these investors is misguided and ignores many, if not most, of the important reasons to support the transaction. We urge you to evaluate this criticism with the following key points in mind.

•	A BETTER OFFER HAS NOT EMERGED. Since the AXA Financial merger agreement was announced four months ago, no competing proposal has been made and several Wall Street analysts have stated that no one is likely to top AXA financial’s $31.00 cash offer.

•	IF THE MERGER IS NOT APPROVED, A NUMBER OF ANALYSTS BELIEVE THE MARKET PRICE OF YOUR SHARES IS LIKELY TO DECLINE. A number of Wall Street analysts have stated that if the merger is not approved, MONY’s stock price will decline to levels substantially below the $31.00 merger price. Two analysts have predicted that MONY’s stock could drop to the mid $20’s range.

•	IF THE MERGER IS NOT APPROVED, MONY COULD BE SUBJECT TO RATING AGENCY DOWNGRADES. Both MONY’s senior debt credit ratings and MONY Life’s financial strength ratings could be subject to downgrade if the merger is not approved. A ratings downgrade could result in serious negative consequences for MONY and its stockholders. Rating agency downgrades would also be adverse to the interests of MONY member company policyholders.

•	WE BELIEVE THAT AXA FINANCIAL AND MONY CAN ACHIEVE SIGNIFICANT SYNERGIES IN THE TRANSACTION. MONY believes that AXA financial has an ability to realize significant synergies in the transaction, thereby enabling it to pay a higher price for MONY than other potential acquirors who could not extract such synergies.

•	THE MONY BOARD OF DIRECTORS HAS RECEIVED AN OPINION OF CREDIT SUISSE FIRST BOSTON LLC, MONY’S FINANCIAL ADVISOR AND AN INTERNATIONALLY RECOGNIZED INVESTMENT BANKING FIRM, AS TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, of the per share merger consideration to be received by MONY stockholders in the proposed AXA financial transaction.

•	AFTER CAREFUL CONSIDERATION OF THE ALTERNATIVES TO MAXIMIZE STOCKHOLDER VALUE, THE PROPOSED AXA FINANCIAL TRANSACTION HAS BEEN APPROVED UNANIMOUSLY BY MONY’S BOARD OF DIRECTORS.

•	AXA FINANCIAL RECENTLY PURCHASED FROM AFFILIATES OF GOLDMAN, SACHS & CO. WARRANTS TO PURCHASE MORE THAN 2.2 MILLION SHARES OF MONY—REPRESENTING APPROXIMATELY 4.4% OF MONY’S ISSUED AND OUTSTANDING SHARES—AT AN EFFECTIVE PRICE (INCLUDING THE EXERCISE PRICE) OF $30.80.

For these reasons, among others, we believe no one will agree to pay more than $31.00 per share for MONY, and we urge stockholders to vote “FOR” the proposed merger.

PLEASE VOTE TODAY

Please take a moment now to vote your WHITE proxy card “FOR” the merger agreement which must be approved by holders of a majority of MONY’s issued and outstanding shares. Remember, failure to vote or an abstention will have the same effect as a vote “against.” Your vote is important, so please sign, date and mail your enclosed WHITE proxy card promptly using the postage-paid envelope provided. Should you prefer, telephone and internet voting are available—simply refer to the enclosed instructions.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

YOUR VOTE IS IMPORTANT

If you have any questions or require assistance, please call

D. F. King & Co., Inc., which is assisting us, toll free at 1-800-488-8075.

HERE’S WHAT WALL STREET THINKS

ABOUT THE ACQUISITION OF

THE MONY GROUP INC. BY AXA FINANCIAL, INC.

AT $31.00 PER SHARE IN CASH

Prominent Wall Street professionals agree on two very important issues. First, no one is likely to offer more than the $31.00 per share cash bid by AXA Financial. Second, if the merger is not approved, it is likely that the price of your MONY shares will immediately decline to levels substantially below the $31.00 merger price. These beliefs are illustrated by the following quotes:

“We continue to believe that AXA’s bid to acquire MNY is fairly valued at this time and do not anticipate a higher bidder.”

Jonathan Joseph, Felicia Lazor

Fox-Pitt, Kelton (November 6, 2003)

“Although AXA’s offer price of US$31 per share appears aggressive, we believe it is fair given the company’s low ROE and estimated embedded value of US$1.5 billion.”

“[O]ur view is that MONY has been for sale for a long time and that there will be no other entrants into this process.”

Andrew Crean, Kato Mukuru

Citigroup (September 19, 2003)

“We see limited risk of a topping bid or an increase in the offering price from AXA. If the AXA-MNY deal were to fall apart, we expect the MNY stock to decline to $25-27.”

Vanessa Wilson, Stelian Dragan, Lucien Noel

Deutsche Bank (December 31, 2003)

“Still a risk that the deal will not pass – if it does [not pass] we would expect the stock to drop to the mid 20’s range.”

Jonathan Joseph

Fox-Pitt, Kelton (January 9, 2004)

“Standard & Poor’s expects the acquisition to be completed successfully. Following a review of integration plans, Standard & Poor’s expects to affirm the ratings on MONY and revise the outlook to either positive or stable. If the acquisition is not completed, the ratings on MONY could be lowered, or the outlook could be revised to negative.”

Thomas Upton, Rodney A. Clark

Standard & Poor’s (September 18, 2003)

“We believe that MONY has been up for sale for some time and that this was the only offer on the table. Furthermore, MONY has always traded at a discount to its book value since its listing and the last time its share price was about $31 was back in July 2002.”

Mikir Shah, Johnny Vo, William Allen

ABN-Amro (October 8, 2003)

“. . . we believe an appraisal could result in a valuation lower than the $31 offer price.”

Jukka Lipponen

Keefe, Bruyette & Woods (January 9, 2004)

Finally, consider what one fund manager (whose fund group has publicly criticized the merger) told his own investors with respect to the possibility that MONY stockholders might receive more than the $31.00 merger price:

“I believed that the likelihood of any such events occurring was slim, as the field of potential bidders was relatively limited, the company had been broadly, albeit informally, shopped around, and the ability of an acquirer to cut costs at MONY was vastly overestimated by most analysts (i.e., MONY’s expense structure is not nearly as bloated as most people think, and AXA has an almost unique ability to realize the most cost savings of any potential acquirer.)”

Curtis R. Jensen

Third Avenue Small-Cap Fund (October 31, 2003)

Consent to use the above quotations has neither been sought from, or given by, the authors.

Important Legal Information

MONY has filed a definitive proxy statement and intends to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. The full text of Credit Suisse First Boston’s written opinion to the MONY Board of Directors, which sets forth the procedures followed, assumptions made, matters considered and evaluation in the review undertaken, is attached to the definitive proxy statement. A definitive proxy statement has been sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the definitive proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s website at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

Forward-looking Statements

The foregoing contains forward-looking statements concerning MONY’s operations, economic performance, prospects and financial condition. Forward-looking statements include statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and include all statements concerning MONY’s operations, economic performance, prospects and financial condition for 2004 and following years. MONY claims the protection afforded by the safe harbor for forward-looking statements as set forth in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. Actual results could differ materially from those anticipated by forward-looking statements due to a number of important factors including the following: satisfaction of the closing conditions set forth in the merger agreement among MONY, AXA Financial, Inc., and AIMA Acquisition Co., including approval of MONY’s shareholders and regulatory approvals; a significant delay in the expected completion of the contemplated merger; MONY could experience losses, including venture capital losses; MONY could be subjected to further downgrades by rating agencies of our senior debt ratings and the claims-paying and financial-strength ratings of our insurance subsidiaries; MONY could be required to take a goodwill impairment charge relating to its investment in Advest if the market deteriorates; MONY could have to accelerate amortization of deferred policy acquisition costs if market conditions deteriorate; MONY could be required to recognize in its earnings “other than temporary impairment” charges on its investments in fixed maturity and equity securities held by it; MONY could have to write off investments in certain securities if the issuers’ financial condition deteriorates; recent improvements in the equities markets may not be sustained into the future; actual death-claim experience could differ from MONY’s mortality assumptions; MONY could have liability from as-yet-unknown litigation and claims; larger settlements or judgments than we anticipate could result in pending cases due to unforeseen developments; and changes in laws, including tax laws, could affect the demand for MONY’s products. MONY does not undertake to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.